Exhibit 10.3

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of August 18, 2021, by and among InterPrivate Acquisition Management III, LLC, a Delaware limited liability company (the “Sponsor”), InterPrivate III Financial Partners Inc., a Delaware corporation (“Parent”), and Aspiration Partners Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, InterPrivate III Merger Sub Inc., a Delaware corporation and direct, wholly-owned subsidiary of Parent (“Merger Sub”), InterPrivate III Merger Sub II LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Parent (“Merger Sub II”), and the Company, are entering into that certain Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) pursuant to which, among other things, (i) Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II being the surviving entity of the Second Merger;

WHEREAS, the Sponsor is currently the record owner of 6,348,750 shares of Parent Class B Common Stock (the “Sponsor Shares”) and 115,500 Parent Warrants (the Sponsor Shares and the Parent Warrants owned by the Sponsor, together with any additional shares of Parent Class A Common Stock or Sponsor Shares (or any securities convertible into or exercisable or exchangeable for Parent Class A Common Stock or Sponsor Shares) in which the Sponsor acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS as a condition and inducement to the willingness of Parent and the Company to enter into the Merger Agreement, Parent, the Company and the Sponsor are entering into this Agreement, pursuant to which, the parties agreed to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Sponsor, Parent and the Company agree as follows:

1. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to Parent and the Company as follows:

(a) The Sponsor (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of Sponsor’s Covered Shares listed across from Sponsor’s name on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Covered Shares (other than transfer restrictions under the Securities Act)) affecting any such Covered Shares, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Parent Organizational Documents, (iii) the Merger Agreement, (iv) that certain Letter Agreement, dated March 4, 2021, by and among Parent, Sponsor and certain of Parent’s current and former directors and officers (the “Insider Letter”) or (v) any applicable securities Laws. Sponsor’s Covered Shares are the only equity securities in Parent owned of record or beneficially by Sponsor on the date of this Sponsor Agreement, and except as set forth on the Insider Letter, none of Sponsor’s Covered Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Covered Shares, except as provided hereunder and under the Insider Letter. Other than the Parent Warrants held by Sponsor, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c) The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or the Mergers and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any Contract binding upon the Sponsor or under any applicable Law to which the Sponsor is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Mergers or the other transactions contemplated by the Merger Agreement.

(d) There are no Legal Proceedings pending against Sponsor, or to the knowledge of Sponsor threatened in writing against Sponsor, before (or, in the case of a threatened Legal Proceeding in writing, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its, his or her obligations under this Sponsor Agreement.

(e) Except as described on Section 5.22 of the Parent Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by Sponsor, for which Parent or any of its Affiliates may become liable.

(f) Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

2. Sponsor Agreements.

(a) During the period commencing on the date hereof and ending on the earliest of (i) the First Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Section 9.01 thereof (the earlier of (i) and (ii), the “Expiration Time”), at any meeting of the shareholders of Parent, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Parent is sought, Sponsor shall (1) appear at each such meeting or otherwise cause all of Sponsor’s Covered Shares to be counted as present thereat for purposes of calculating a quorum and (2) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Sponsor’s Covered Shares:

(i) in favor of each of the Parent Stockholder Matters;

(ii) against any business combination, merger agreement or merger (other than the Merger Agreement and the transactions contemplated thereby (including the Mergers)), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent, including any proposal for any of the foregoing (other than the Parent Stockholder Matters), regardless of whether there has been a Intervening Event Change in Recommendation;

(iii) against any change in the business, management or Board of Directors of Parent (other than in connection with the Parent Stockholder Matters); and

(iv) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Mergers, (B) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of Parent, Merger Sub or Merger Sub II under the Merger Agreement, (C) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent.

Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Insider Letter, including the obligations of the Sponsor pursuant to Section 1 therein to not redeem any Parent Class A Common Stock or Sponsor Shares owned by Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c) During the period commencing on the date hereof and ending on the earlier of the First Effective Time and the termination of the Merger Agreement pursuant to Section 9.01 thereof, without the prior written consent of the Company, Sponsor shall not modify or amend the Insider Letter.

3. No Transfer. Except as otherwise contemplated by the Merger Agreement or this Agreement, during the period commencing on the date hereof and ending on the earliest of (a) the Expiration Time and (b) the liquidation of Parent, Sponsor shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), create any Lien or pledge, dispose of or otherwise encumber any of the Covered Shares or otherwise agree to do any of the foregoing (a “Transfer”), (ii) deposit any of the Covered Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking requiring the direct acquisition or sale, assignment, transfer or other disposition of any of the Covered Shares; provided, that Sponsor may Transfer or agree to Transfer any of the Covered Shares (A) to any of its direct or indirect partners, members or equityholders or any of their respective Affiliates, and (B) to any of the Sponsor’s officers or directors, any Affiliate or any family member of any of Sponsor’s officers or directors, and to any employees of such Affiliates; provided that such transferee shall sign a joinder to this Agreement and agree to be bound by the terms hereof as if an original party hereto.

4. Certain Covenants of the Sponsor. The Sponsor hereby covenants and agrees as follows:

(a) Waiver of Anti-Dilution Protections. The Sponsor hereby irrevocably and unconditionally (but subject to the consummation of the Mergers) (x) agrees that pursuant to Section 4.3(b)(i) of the certificate of incorporation of Parent, the Sponsor Shares held by it shall convert into shares of Parent Class A Common Stock at the Initial Conversion Ratio (as such term is defined in the Certificate of Incorporation) (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of shares of Parent Class A Common Stock) and (y) waives any adjustment to the Initial Conversion Ratio (as such term is defined in the Certificate of Incorporation) to which it would otherwise be entitled pursuant to Section 4.3(b)(ii) of the certificate of incorporation of Parent. The Sponsor further agrees not to redeem any Sponsor Shares or shares of Parent Class A Common Stock received upon the conversion of such Sponsor Shares and not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Parent, the Company, any affiliate or designee of the Sponsor acting in his or her capacity as director or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

(b) Parent Copy. The Sponsor hereby authorizes Parent to maintain a copy of this Agreement at either the executive office or the registered office of Parent.

(c) Binding Effect of the Merger Agreement. Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Sections 7.16 (No Solicitation) and 7.04(b) (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

(d) Closing Date Deliverables. At the First Effective Time, the Sponsor shall deliver to Parent and the Company a duly executed copy of that Registration Rights Agreement.

5. Further Assurances. From time to time, at Parent’s or the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

6. Disclosure. The Sponsor hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC the stockholder’s identity and ownership of the Covered Shares and the nature of the stockholder’s obligations under this Agreement; provided, that (i) prior to any such publication or disclosure, Parent and the Company have provided the Sponsor with an opportunity to review and comment upon such announcement or disclosure, which comments Parent and the Company will consider in good faith and (ii) once approved, Parent and the Company may publish such information in substantially the same form in subsequent announcements and disclosures required by the SEC without Sponsor’s prior review.

7. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, equitable adjustment shall be made to the provisions of this Agreement (including with respect to the nature and number of equity interests covered by the terms “Covered Shares,” “Sponsor Shares” and “Parent Warrants”) as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.

8. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, Parent and the Company.

9. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

10. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by FedEx or other nationally recognized overnight delivery service or (ii) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to the Sponsor, to:

InterPrivate Acquisition Management III

1350 Avenue of the Americas, 2nd Floor
New York, NY 10019

Attn:	Ahmed M. Fattouh
E-mail:	[***]

if to Parent, to:

InterPrivate III Financial Partners Inc.
1350 Avenue of the Americas, 2nd Floor
New York, NY 10019

Attn:	Ahmed M. Fattouh
Email:	[***]

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 6th Avenue

New York, NY 10020

Attn:	Bryan Luchs
Andrew J. Ericksen
Bill Parish
E-mail:	[***]
[***]
[***]

If to the Company, to:

Aspiration Inc.

4640 Admiralty Way, Suite 725

Marina Del Rey, CA 90292

Attn:	Andrei Cherny
Mike Shuckerow
Email:	[***]
[***]

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attn:	Justin G. Hamill
Benjamin Potter
Email:	[***]
[***]

11. No Ownership Interest. Until the Closing, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Sponsor. Until the Closing, all rights, ownership and economic benefits of and relating to the Covered Shares of the Sponsor shall remain vested in and belong to the Sponsor.

12. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

13. No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parent and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that Parent shall be an express third party beneficiary with respect to Section 1 and Section 2 hereof.

14. Governing Law and Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal Laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, including its statute of limitations, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive Laws or statute of limitations of any other jurisdiction.

15. Consent to Jurisdiction and Services of Process; Waiver of Jury Trial.

(a) THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 10.

(b) EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(B).

16. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

17. Enforcement. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

18. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

20. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

21. Termination. This Agreement shall terminate upon the earliest of (a) the Expiration Time, (b) the liquidation of Parent and (c) the time this Agreement is terminated upon the mutual written agreement of Parent, the Company and the Sponsor. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. Sections 10 and 12–21 shall survive the termination of this Sponsor Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

INTERPRIVATE III FINANCIAL PARTNERS INC.

By:	/s/ Ahmed Fattouh
Name:	Ahmed Fattouh
Title:	Chairman and Chief Executive Officer

INTERPRIVATE ACQUISITION MANAGEMENT III

By:	/s/ Ahmed Fattouh
Name:	Ahmed Fattouh
Title:	Chairman and Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

ASPIRATION PARTNERS INC.

By:	/s/ Andrei Cherny
Name:	Andrei Cherny
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

SPONSOR ONLY	AMOUNT
Class A Shares (Sponsor)	577,500
Warrants (Sponsor)	115,500
Class B Shares (Sponsor)	6,348,750